EXHIBIT 10.14

Dated: 24th November, 2009

COSTAMARE INC.

(as Guarantor)

- and -

EMPORIKI BANK OF GREECE S.A.

(as Bank)

CORPORATE GUARANTEE
(in respect of the obligations of Christos Maritime Corporation, of Liberia and Costis Maritime Corporation, of Liberia, related to a loan facility of up to US$150,000,000)

Theo V Sioufas & Co.
Law Offices
Piraeus

INDEX
Clause		Page

1	DEFINITIONS AND INTERPRETATION	4

2	GUARANTEE	4

3	REPRESENTATIONS AND WARRANTIES	8

4	UNDERTAKINGS	10

5	PAYMENTS AND CALCULATIONS, INTEREST	12

6	EXPENSES	12

7	CURRENCY INDEMNITY	13

8	NO COUNTERCLAIM, TAXATION	13

9	SET-OFF	14

10	COMMUNICATIONS	14

11	ASSIGNMENTS	15

12	MISCELLANEOUS	15

13	LAW AND JURISDICTION	17

APPENDICES:

“A”	Copy of the Loan Agreement

“B”	Copy of the Master Agreement

THIS GUARANTEE is made on 24th November, 2009

BETWEEN:

(1)

COSTAMARE INC., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (the “Guarantor”); and

(2)

EMPORIKI BANK OF GREECE S.A., a company duly incorporated under the laws of Greece, having its registered office at 11, Sofokleous Street, Athens, Greece, acting through its office at 114 Kolokotroni Street, Piraeus, Greece (the “Bank”).

WHEREAS:

(A)

(a) CHRISTOS MARITIME CORPORATION, of Liberia and COSTIS MARITIME CORPORATION, of Liberia, as joint and several co-borrowers and co-debtors (therein and hereinafter together called the “Borrowers”) and (b) the Bank, as lender, have entered into a loan agreement dated 12th May, 2008, as amended and/or supplementaed by a first supplemental letter thereto dated 28th January, 2009 (copies of the said loan agreement and first supplemental letter have been received by the Guarantor, are attached hereto as Appendix A and are made an integral part hereof) (the said loan agreement as amended and/or supplemented by the said first supplemental letter and as the same may from time to time be further amended and/or supplemented is hereinafter called the “Loan Agreement”) pursuant to which the Bank agreed under the terms contained therein to make available to the Borrowers a floating interest rate loan facility in the aggregate amount of up to One hundred fifty million United States Dollars ($150,000,000) (the “Loan”) for the purposes therein described, out of which the principal amount of One hundred thirty six million five hundred thousand United States Dollars ($136,500,000) remains outstanding on the date hereof as the Guarantor hereby acknowledges.

(B)

by a master agreement (on the 1992 ISDA (Multicurrency - Crossborder) form as modified) dated as of 12th May, 2008 and made between the Borrowers, as Party B and the Bank, as Party A, the Borrowers may enter into certain Transactions (as such term is defined in the said master agreement) pursuant to separate Confirmations (as such term is defined in the said master agreement) (the said master agreement and any schedule thereto, all Transactions from time to time entered into or Confirmations exchanged under the said master agreement and any amending, supplemental or replacement agreement are hereinafter called the

“Master Agreement” and a copy of which is attached hereto as Appendix “B” and made an integral part hereof); and

(C)

it is a condition to the Bank continuing making available the said loan to the Borrowers and permitting the Borrowers to effect any Transaction under the Master Agreement with the Borrowers that the Guarantor shall execute and deliver to the Bank this Guarantee, which is the Corporate Guarantee referred to in the Loan Agreement and one of the Credit Support Documents referred to in the Master Agreement, and the Guarantor has agreed to execute this Guarantee in consideration of the Bank agreeing, at the request of the Guarantor, to continue making available the said loan to the Borrowers and for other valuable consideration provided by the Bank (the sufficiency of which the Guarantor hereby acknowledges).

NOW THIS GUARANTEE WITNESSETH AND IT IS HEREBY AGREED

1	DEFINITIONS AND INTERPRETATION

1.1	Expressions defined in the Loan Agreement shall, unless the context otherwise requires, have the same meanings when used in this Guarantee.

1.2	In this Guarantee:

	(a)	Clause headings are inserted for convenience only and shall not affect the construction of this Guarantee and unless otherwise specified, all references to Clauses are to clauses of this Guarantee;

	(b)	unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

	(c)	references to persons include bodies corporate and unincorporate;

	(d)	references to assets include property, rights and assets of every description;

	(e)	references to any document are to be construed as references to such document as amended or supplemented from time to time; and

	(f)	references to any enactment include re-enactments, amendments and extensions thereof.

2	GUARANTEE

2.1	The Guarantor hereby irrevocably and unconditionally:

(a)

guarantees to the Bank prompt performance by the Borrowers of all their obligations under or in connection with the Loan Agreement, the Master Agreement and the Security Documents (or any of them) to which either of the Borrowers is a party and payment on the due date of all sums payable now or in the future to the Bank by the Borrowers thereunder or in connection therewith when and as the same shall become due (or, in the case of sums expressed to be payable by the Borrowers on demand, whether following acceleration or otherwise, when and as the same shall be demanded by the Bank);

(b)

undertakes with the Bank that, if and whenever the Borrowers (or either of them) shall be in default in the payment of any sum whatsoever under or in connection with the Loan Agreement, the Master Agreement and the Security Documents (or any of them) to which either of the Borrowers is a party, the Guarantor will pay such sum on demand; and

(c)

undertakes with the Bank that if and whenever the Borrowers (or either of them) shall be in default in the performance of any of their respective obligations whatsoever under or in connection with the Loan Agreement, the Master Agreement and the Security Documents (or any of them) to which either of the Borrowers is a party, the Guarantor will perform such obligations on demand.

2.2

The Guarantor unconditionally and irrevocably agrees that, if any sums hereby guaranteed are not recoverable on the basis of a guarantee (whether by reason of any legal limitation, illegality, disability or incapacity on or of the Borrowers (or either of them) or the Guarantor or any other person or by reason of any other fact or circumstance, and whether or not known to or discoverable by the Guarantor, the Borrowers, the Bank or any other person), then the Guarantor will, as a separate and independent stipulation and as a primary obligor, pay to the Bank on demand an amount or amounts equal to the amount or amounts which the Guarantor would have been liable to pay but for such irrecoverability and will on demand indemnify the Bank against any loss or liability suffered or incurred by the Bank as a result of such irrecoverability.

2.3	It is declared and agreed that:

	(a)	this Guarantee shall be held by the Bank as a continuing security and shall not be satisfied by any intermediate payment or satisfaction of any part of the moneys and liabilities hereby guaranteed;

	(b)	the security so created shall be in addition to and shall not in any way be prejudiced or affected by any of the other Security Documents;

	(c)	the Bank shall not be bound to enforce any of the other Security Documents before enforcing its rights under this Guarantee;

(d)

no delay or omission on the part of the Bank in exercising any right, power or remedy under this Guarantee shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights powers and remedies provided in this Guarantee are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Bank may deem expedient; and

(e)

any waiver by the Bank of any terms of this Guarantee or any consent given by the Bank under this Guarantee shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

2.4

Any settlement or discharge under this Guarantee between the Bank and the Guarantor shall be conditional upon no security or payment to the Bank by the Borrowers, the Guarantor or any other person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force, and if such condition is not satisfied, the Bank shall be entitled to recover from the Guarantor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

2.5

The obligations of the Guarantor under this Guarantee shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantor from its obligations hereunder in whole or in part, including without limitation, and whether or not known to or discoverable by the Guarantor, the Borrowers (or either of them), the Bank or any other person:

	(a)	any time or waiver granted to or composition with the Borrowers (or either of them) or any other person; or

(b)

the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Borrowers (or either of them) or any other person; or

	(c)	any legal limitation, disability, incapacity or other circumstances relating to the Borrowers (or either of them) or any other person; or

	(d)	any amendment or supplement to the Loan Agreement, the Master Agreement or any other document or security; or

(e)

the dissolution, liquidation, amalgamation, reconstruction or reorganisation of the Borrowers (or either of them) or any other person; or the unenforceability or invalidity of any obligations of the Borrowers (or either of them) or any other person under the Loan Agreement, the Master Agreement or any other document or security.

2.6

Until the moneys and liabilities hereby guaranteed have been unconditionally and irrevocably paid and discharged in full to the satisfaction of the Bank, the Guarantor shall not by virtue of any payment made or performance under this Guarantee on account of such moneys and liabilities by virtue of any relationship between, or transaction involving, the Guarantor and the Borrowers (or either of them) (whether such relationship or transaction shall constitute the Guarantor a creditor of the Borrowers (or either of them), a guarantor of the obligations of the Borrowers (or either of them) or a party subrogated to the rights of others against the Borrowers (or either of them) or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject-matter of this Guarantee):

	(a)	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Bank or any other person; or

	(b)	exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement; or

	(c)	exercise any right of set-off or counterclaim against the Borrowers (or either of them) or any such co-surety; or

(d)

receive, claim or have the benefit of any payment, distribution, security or indemnity from the Borrowers (or either of them) or any such co-surety (save for dividends permitted by Clause 8.3(c) of the Loan Agreement and intragroup cash-flows); or

(e)

unless so directed by the Bank (when the Guarantor will prove in accordance with such directions), claim as a creditor of the Borrowers (or either of them) or any such co-surety in competition with the Bank.

The Guarantor shall hold in trust for the Bank and forthwith pay or transfer (as appropriate) to the Bank any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it (save for dividends permitted by Clause 8.3(c) of the Loan Agreement and intra-group cash-flows).

2.7

Until all moneys and liabilities hereby guaranteed have been unconditionally and irrevocably paid in full to the satisfaction of the Bank, the Bank may at any time keep in a separate account for as long as it may think fit, any moneys received, recovered or realised under this Guarantee or under any other guarantee, security or agreement relating in whole or in part to the moneys and liabilities hereby guaranteed without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of such amount.

3	REPRESENTATIONS AND WARRANTIES

3.1	The Guarantor hereby represents and warrants to the Bank that:

(a) the Guarantor is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands;

(b)

the Guarantor has full power and authority (i) to execute and deliver this Guarantee and all notices, certificates and other documents related to this transaction and (ii) to comply with the provisions of, and perform all its obligations under, this Guarantee;

(c)

the Guarantor has complied with all statutory and other requirements relative to its business and does not have an established place of business in any part of the United Kingdom or the United States of America;

(d)

the Guarantor has taken all necessary action to authorise the execution and delivery of this Guarantee and this Guarantee constitutes the Guarantor’s legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms, except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally;

(e)

the entry into and performance by the Guarantor of this Guarantee does not and will not violate in any respect (i) any law or regulation of any governmental or official authority or body, or (ii) any agreement, contract or other undertaking to which the Guarantor is a party or which is binding upon the Guarantor or any of its property or assets;

(f)

all consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Guarantee and the transactions contemplated thereby have been obtained and are in full force and effect and will be so maintained throughout the Security Period;

(g)

it is not necessary for the legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Guarantee;

(h)

no action, suit, proceeding, litigation or dispute against the Guarantor is presently taking place or pending or to his knowledge threatened nor is there subsisting any judgment or award given against the Guarantor before any court, board of arbitration or other body which, in either case, could or might result in any adverse change in the business or financial condition of the Guarantor;

(i)

the Guarantor is not in default under any agreement to which it is a party or by which it is bound, and no Event of Default relating to the Guarantor (or event which, with the giving of notice and/or lapse of time or other applicable condition might constitute an Event of Default relating to the Guarantor) has occurred and is continuing nor will such a default or Event of Default (or such event) result from the entry by the Guarantor into this Guarantee or the performance by the Guarantor of any of its obligations under this Guarantee;

(j)

all financial and other information furnished by the Guarantor in connection with the negotiation of this Guarantee or delivered to the Bank pursuant to this Guarantee was true and accurate when given and there were no other facts or matters the omission of which would have made any statement or information therein contained misleading;

(k)	all payments made or to be made by the Guarantor under or pursuant to this Guarantee may be free and clear of, and without deduction or withholding for or on account of, any Taxes;

(1)

the Guarantor’s latest accounts and financial statements (commencing with the accounts and financial statements for the year ending 31 December 2008) (which were prepared in accordance with generally accepted accounting principles consistently applied) are true and accurate in every respect and represent a true and fair view of the financial position of the Guarantor at the date of such accounts and financial statements and the results of operations of the Guarantor for the year ended on the date to which such accounts and financial statements were prepared and no significant liabilities (contingent or otherwise) exist which have not been fully disclosed or reserved against in such accounts and financial statements; there has been no material adverse change in the financial condition of the Guarantor from that set forth in such accounts and financial statements;

(m)

the representations and warranties contained in Clauses 6.1 and 6.2 of the Loan Agreement were true and correct when made and will be true and correct when and in the manner repeated or deemed repeated pursuant to the Loan Agreement; and

(n)	the Guarantor is fully familiar with and agrees to all the provisions of the Loan Agreement, the Master Agreement and the other Security Documents.

3.2

The representations and warranties of the Guarantor set out in Clause 3.1 shall survive the execution of this Guarantee and shall be deemed to be repeated at the commencement of each Interest Period and, if different, on each Repayment Date, with respect to the facts and circumstances existing at each such time, as if made at each such time.

4	UNDERTAKINGS

4.1	The Guarantor undertakes that, as and from the date of this Guarantee and throughout the Security Period, it will comply in full with the following undertakings:

	(a)	the Guarantor will send (or procure that there is sent) to the Bank:

(i)

as soon as possible, but in no event later than one hundred and eighty (180) days after the end of each financial year of the Guarantor, the annual audited consolidated accounts and financial statements of the Guarantor for such financial year, such accounts and financial statements to be prepared in accordance with generally accepted accounting principles consistently applied and certified as to their correctness by certified or chartered accountants acceptable to the Bank;

(ii)

as soon as possible following a reasonable request by the Bank, management accounts in a format approved by the Bank showing the results of the operation of the Vessels during the preceding financial quarter and certified as to their correctness by the chief financial officer of the Guarantor;

(iii)

as soon as the same is instituted (or, to the knowledge of the Guarantor, threatened), details of any litigation, arbitration or administrative proceedings against or involving the Guarantor which could or might result in any material adverse change in the business or financial condition of the Guarantor; and

(iv) from time to time, and on demand, such additional financial or other information relating to the Guarantor as may be requested by the Bank;

	(b)	the Guarantor will notify the Bank in writing of any Event of Default relating to the Guarantor forthwith upon the occurrence thereof;

(c)

the Guarantor will maintain its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Marshall Islands and will obtain and promptly renew from time to time, and will promptly furnish certified copies to the Bank of, all such authorisations, approvals, consents and licences as may be required under any applicable law or regulation to enable the Guarantor to perform its obligations under this Guarantee or required for the validity or enforceability of this Guarantee, and the Guarantor shall comply with the terms of the same;

(d)

the Guarantor will not (voluntarily or involuntarily) without the prior consent of the Bank, sell, convey, transfer, lease, or otherwise dispose of all or a substantial part of its assets (whether by one transaction or a series of transactions and whether related or not);

(e)	the Guarantor shall ensure that neither of the Borrowers will purchase any further tonnage without the prior written consent of the Bank; and

(f)	the Guarantor will procure the observance and performance by the other Security Parties of the terms of the Security Documents to which they are each respectively a party.

5	PAYMENTS AND CALCULATIONS, INTEREST

5.1

All payments to be made by the Guarantor to the Bank under this Guarantee shall be made by not later than 11.00 a.m. (London time) on the due date in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other funds and/or settled in such other manner as the Bank shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Guarantee) to the account of the Bank at the Receiving Bank or to such other bank account as the Bank may from time to time notify to the Guarantor.

5.2

If any sum shall become due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which event such due date shall be the immediately preceding Business Day.

5.3

In the event that the Bank does not receive on the due date any sum due under this Guarantee, the Guarantor shall pay to the Bank on demand interest on such sum from and including the due date therefor to the date of actual payment (as well after as before judgment) at the rate per annum determined by the Bank to be the aggregate of (a) two and a half per cent (2.50%), (b) the applicable Margin, and (c) the rate at which overnight or call deposits (or deposits for periods of such duration not exceeding three months as the Bank from time to time may designate, but having regard to the likely duration of such non-payment) in the relevant currency are offered by the Bank in such place as the Bank shall select at or about 11.00 a.m. in such place on the Business Day immediately following such due date, such rate to be recalculated on the same basis at the end of each such period until such sum is received by the Bank. Any such interest which is not paid shall be compounded at the end of each such period. All payments of interest hereunder shall be calculated on the basis of actual days elapsed in a 360 day year.

6	EXPENSES

6.1	The Guarantor shall pay to the Bank on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and Taxes thereon incurred by the Bank in connection with:

(a) the negotiation, preparation and execution of this Guarantee; and/or

(b) the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Guarantee.
6.2	The Guarantor shall pay to the Bank on demand all costs, fees and expenses (including but not limited to, legal fees and expenses) and Taxes thereon incurred by the Bank in connection with:

	(a)	any variation of, or amendment or supplement to, any of the terms of this Guarantee; and/or

	(b)	any consent or waiver required from the Bank in relation to this Guarantee, and in each case, regardless of whether the same is actually implemented, completed or granted, as the case may be.

6.3

The Guarantor shall pay promptly all stamp, documentary and other like duties and Taxes to which this Guarantee may be subject or give rise and shall indemnify the Bank on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Guarantor to pay any such duties or Taxes.

7	CURRENCY INDEMNITY

7.1

If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Guarantor or the bankruptcy of the Guarantor or for any other reason, any payment under or in connection with this Guarantee is made or falls to be satisfied in a currency (the “payment currency”) other than the currency in which such payment is due under or in connection with this Guarantee (the “contractual currency”), then to the extent that the amount of such payment actually received by the Bank, when converted into the contractual currency at the rate of exchange, falls short of the amount due under or in connection with this Guarantee, the Guarantor, as a separate and independent obligation, shall indemnify and hold harmless the Bank against the amount of such shortfall. For the purposes of this Clause 7.1, “rate of exchange” means the rate at which the Bank is able on or about the date of such payment to purchase the contractual currency with the payment currency and shall take into account any premium and other costs of exchange with respect thereto.

8	NO COUNTERCLAIM, TAXATION

8.1

All payments to be made by or on behalf of the Guarantor to the Bank pursuant to this Guarantee shall be made (a) without any set-off, counterclaim or condition whatsoever and (b) free and clear of, and without deduction for or on account of, any present or future Taxes, unless the Guarantor is required by law or regulation to make any such payment subject to any Taxes.

8.2	In the event that the Guarantor is required by any law or regulation to make any deduction or withholding on account of any Taxes from any payment due under this Guarantee, then:

	(a)	the Guarantor shall notify the Bank promptly as soon as it becomes aware of such requirement;

	(b)	the Guarantor shall remit promptly the amount of such Taxes to the appropriate taxation authority, and in any event prior to the date on which penalties attach thereto;

(c)

such payment shall be increased by such amount as may be necessary to ensure that the Bank receives a net amount, free and clear of all Taxes, equal to the full amount which the Bank would have received had such payment not been subject to such Taxes; and

	(d)	the Guarantor shall indemnify the Bank against any liability of the Bank in respect of such Taxes.

8.3

No later than thirty (30) days after each deduction or withholding of any such Taxes, the Guarantor shall forward to the Bank evidence satisfactory to the Bank that such Taxes have been remitted to the appropriate taxation authority.

9	SET-OFF

9.1

The Guarantor hereby authorises the Bank (without prior notice) to apply any credit balance (whether or not then due) which is at any time held by the Bank for the account of the Guarantor at any office of the Bank in or towards satisfaction of any sum then due from the Guarantor to the Bank under this Guarantee and unpaid. The Bank is authorised to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any of its rights under this Clause, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which the Bank is at any time otherwise entitled (whether by operation of law, contract or otherwise).

10	COMMUNICATIONS

10.1

Except as otherwise provided for in this Guarantee all notices or other communications under or in respect of this Guarantee to either party hereto shall be in writing and shall be deemed to be duly given or made when delivered (in the case of personal delivery or letter) and when despatched (in the case of facsimile) to such party addressed to it at the address appearing below (or at such other address as such party hereafter specify for such purpose to the other by notice in writing):

	(a)	In the case of the Guarantor at:
60 Zephyrou Street and
Syngrou Avenue
Athens 175 64
Greece
Facsimile No: 210 940 9051

(b)	In the case of the Bank at:
114 Kolokotroni Street
GR 185.35 Piraeus, Greece
Fax No.: +30 210 4226779
Attention: The Manager

A written notice includes a notice by facsimile. A notice or other communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served or the next following working day in such place.

10.2

All communications and documents delivered pursuant to or otherwise relating to this Guarantee shall either be in English or accompanied by a certified English translation prepared by a translator approved by the Bank.

10.3	A certificate or determination of the Bank as to any matter provided for in this Guarantee, in the absence of manifest error, shall be conclusive and binding on the Guarantor.

11 ASSIGNMENTS

11.1

This Guarantee shall be binding upon and inure to the benefit of the Bank and the Guarantor and their respective successors and permitted assigns and references in this Guarantee to either of them shall be construed accordingly.

11.2	The Guarantor may not assign or transfer any of its rights and/or obligations under this Guarantee.

11.3

The Bank may assign or transfer all or any part of its rights or obligations hereunder to any assignee or transferee of all or a similar proportion of its rights and/or obligations under the Loan Agreement or change its lending office, in either case, without the consent of the Guarantor. The Bank shall notify the Guarantor promptly following any such assignment, transfer or charge.

11.4

The Bank may disclose to any potential assignee or transferee of all or any part of its rights or obligations under this Guarantee or to any person who may otherwise enter into contractual relations with the Bank in relation to this Guarantee, such information about the Guarantor and/or his related entities as the Bank thinks fit.

12	MISCELLANEOUS

12.1	Time shall be of the essence of this Guarantee. No delay or omission on the part of the Bank in exercising any right, power or remedy under this Guarantee shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers, and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Bank deems expedient.

12.2

Any waiver by the Bank of any terms of this Guarantee, or any consent or approval given by the Bank under this Guarantee, shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

12.3

If at any time any one or more of the provisions in this Guarantee is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Guarantee shall not be in any way affected or impaired thereby.

12.4

The obligations of the Guarantor under this Guarantee shall remain in full force and effect until the Bank shall have received all amounts due or to become due to it hereunder in accordance with the terms hereof. Without prejudice to the foregoing, the obligations of the Guarantor under Clauses 2.4, 5.3, 6, and 7 shall survive the repayment of the Loan.

13	LAW AND JURISDICTION

13.1	This Guarantee shall be governed by, and construed in accordance with, Greek law.

(a) This Guarantee shall be governed by and construed in accordance with Greek Law.

(b)

For the exclusive benefit of the Bank, the Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of Piraeus. Further, the Guarantor agrees that any summons, writ or other legal process issued against it shall be served upon the Process Agent specified in Clause 11.1 (d). The foregoing shall not limit the right of the Bank to start proceedings in any other country or to serve process in any other manner permitted by law. Finally, the Guarantor hereby waives any objections to the inconvenience of Greece or any other country where the Bank may start proceedings as a forum.

(c)

If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Guarantor and it is agreed and undertaken by the Guarantor to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Guarantor agrees that any judgement or order obtained in the Courts of Piraeus shall be conclusive and binding on the Guarantor and shall be enforceable without review in the courts of any other jurisdiction.

13.2	In this Clause 13, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

IN WITNESS whereof the parties hereto have entered into this Guarantee on the date first above written.

SIGNED by	)
Mr. Konstantinos Zacharatos	)
for and on behalf of	)

COSTAMARE INC.	)	Attorney-in-fact
in the presence of:	)

Witness:

Name:	Efstratios Kalantzis
Address:	13 Defteras Merarchias Street
185 35 Piraeus, Greece
Occupation:	Attorney-at-Law

SIGNED by	)
Mrs. Christina Margelou and	)
Mrs. Chryssa Voulgari	)
for and on behalf of	)
EMPORIKI BANK OF GREECE S.A.	)
in the presence of:	)	Attorney-in-fact

Attorney-in-fact

Witness:

Name:	Efstratios Kalantzis
Address:	13 Defteras Merarchias Street
185 35 Piraeus, Greece
Occupation:	Attorney-at-Law